Exhibit (a)(1)(A)

FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE

TO HOLDERS OF

1  1/4% CONVERTIBLE SENIOR NOTES DUE 2026

ISSUED BY

KING PHARMACEUTICALS, INC.

CUSIP NUMBER: 495582AJ7

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 29, 2006 (the “Indenture”), among King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), relating to the 1  1/4% Convertible Senior Notes Due 2026 (the “Securities”) of the Company that each holder (the “Holder”) of the Securities has the right (the “Fundamental Change Put Option”) to require the Company to purchase any or all of such Holder’s outstanding Securities on March 3, 2011 (the “Fundamental Change Purchase Date”). The purchase price (the “Fundamental Change Purchase Price”) for Securities validly surrendered and not validly withdrawn will be $1,000 in cash per $1,000 principal amount of the Securities, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date.

Holders may surrender their Securities from January 31, 2011 until 11:59 p.m., New York City time, on Monday, February 28, 2011 (the “Exercise Expiration Date”). The Company will purchase all Securities that have been validly surrendered and not validly withdrawn prior to the Exercise Expiration Date, on the Fundamental Change Purchase Date, which is the third Business Day (as defined in the Indenture) following the Exercise Expiration Date. The Fundamental Change Purchase Price for any Securities that are surrendered, and not validly withdrawn, will be paid by The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), promptly following the later of the Fundamental Change Purchase Date and the time of book-entry transfer or delivery of such Securities to the Paying Agent. The Fundamental Change Put Option is subject, in all respects, to the terms and conditions of the Indenture, the Securities and this Fundamental Change Notice and related notice materials, as amended and supplemented from time to time.

On October 22, 2010, pursuant to an Agreement and Plan of Merger, dated as of October 11, 2010, among Pfizer Inc., a Delaware corporation (“Pfizer”), Parker Tennessee Corp., a Tennessee corporation (“Merger Sub”) and a wholly-owned subsidiary of Pfizer, and the Company (the “Merger Agreement”), Merger Sub commenced a tender offer (the “Tender Offer”) for all outstanding shares of common stock, no par value, of the Company (the “Common Stock”) at a purchase price of $14.25 net per share in cash, without interest and subject to any required withholding taxes. The Tender Offer expired at 5:00 p.m., New York City time, on January 28, 2011. As a result of the successful completion of the Tender Offer, a Fundamental Change (as defined in the Indenture) occurred on January 31, 2011, the settlement date for the Tender Offer (the “Fundamental Change Effective Date”), and accordingly each Holder of the Securities has the Fundamental Change Put Option described herein.

Alternative to the Fundamental Change Put Option:

You May Elect to Convert to Common Stock

As previously disclosed to Holders, Pfizer intends to complete its acquisition of the Company by effecting a “short form” merger on or about February 28, 2011 in accordance with the provisions of the Tennessee Business Corporation Act, whereby Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as a wholly-owned subsidiary of Pfizer. Each share of Common Stock that is issued and outstanding and that was not accepted for payment pursuant to the Tender Offer (other than any shares of Common Stock owned by the Company, Pfizer or any subsidiary of Pfizer, including Merger Sub, all of which will be cancelled without conversion) will, at the effective time of the Merger, be converted into the right to receive $14.25 per share of Common Stock, net in cash, without interest and less any required withholding taxes. Following the Merger, the Company expects that the Common Stock will be deregistered under applicable rules of the Securities and Exchange Commission (“SEC”) and will no longer be listed (the “Delisting”) on the New York Stock Exchange (the “NYSE”).

The Indenture provides that, as a result of the anticipated closing of the Merger and notwithstanding the Fundamental Change Put Option, the Securities are convertible, at the option of the Holder, at any time until thirty (30) days following the effective date of the Merger (the “Merger Conversion Period”). Following the Merger, we anticipate that the Common Stock will no longer be traded on the NYSE and accordingly, the right of each Holder to exercise such Holder’s conversion right will continue past the end of the Merger Conversion Period and remain in effect for as long as the Common Stock continues to not be listed on the NYSE (the “Delisting Conversion Period”), which Delisting we anticipate will continue indefinitely. If you decide to convert your Securities, the current conversion rate of the Securities is 48.0031 shares of Common Stock, payable in cash, per $1,000 aggregate principal amount of Securities outstanding. Assuming that the average price per share of the Common Stock during the ten (10) consecutive trading day period commencing on the fourth (4th) trading day following the date on which you validly surrender your Securities for conversion (the “Average Price Determination Date”) would be $14.22, which was the closing price of the Common Stock on January 28, 2011, the amount of cash that you would be entitled to receive (based on the value of the shares of Common Stock) upon conversion would be $682.60 per $1,000 aggregate principal amount of Securities surrendered for conversion. If, however, the Average Price Determination Date occurs following consummation of the Merger, the Company’s conversion obligation with respect to each $1,000 in aggregate principal amount of Securities will be fixed at an amount in cash equal to the conversion rate of 48.0031 multiplied by $14.25, which is the amount Pfizer will pay in the Merger for each share of Common Stock outstanding. As a result, the amount of cash that you will be entitled to receive upon conversion following the Merger will be fixed at $684.04 per $1,000 aggregate principal amount of Securities surrendered for conversion. See Section 2.3 below for a comparison of the amount you would currently receive if your Securities are converted (and settled for cash) and the amount you will receive if your Securities are purchased through exercise of the Fundamental Change Put Option. The right of Holders to convert their Securities is separate from the Fundamental Change Put Option.

The Fundamental Change Purchase Price that you would receive if you validly exercised the Fundamental Change Put Option is substantially more than the value that you would currently receive upon conversion of the Securities. You should review this Fundamental Change Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Securities for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Securities to surrender or convert. None of the Company, Pfizer, Merger Sub, the Company’s, Pfizer’s or Merger Sub’s respective Boards of Directors, employees, advisors or representatives, the Paying Agent, the Trustee or The Bank of New York Mellon Trust Company, N.A., as conversion agent (the “Conversion Agent”) are making any representation or recommendation to any holder as to whether or not to surrender or convert that Holder’s Securities.

This Fundamental Change Notice constitutes a Company Notice pursuant to Article 11 of the Indenture with respect to the Fundamental Change Put Option.

To exercise your Fundamental Change Put Option to have the Company purchase the Securities and receive payment of $1,000, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, per $1,000 principal amount of the Securities, you must validly surrender the Securities prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. Securities surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. The right of Holders to surrender Securities for purchase, or to withdraw Securities previously surrendered, under the Fundamental Change Put Option expires at 11:59 p.m., New York City time, on the Exercise Expiration Date.

Alternatively, to exercise your conversion rights, you may validly surrender the Securities at any time through the Merger Conversion Period and for as long as the Common Stock continues to not be listed on the NYSE following the Delisting. If you have already surrendered your Securities for purchase by the Company, you must validly withdraw the Securities prior to 11:59 p.m., New York City time, on the Exercise Expiration Date before you can surrender those Securities for conversion. Securities surrendered for conversion may not be withdrawn.

The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Securities hold the Securities through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent and Conversion Agent is:

The Bank of New York Mellon Trust Company, N.A.

By Regular, Registered or Certified

Mail or Overnight Courier:

The Bank of New York Mellon Trust

Company, N.A.

As Paying Agent & Conversion Agent

Corporate Trust Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, NJ 07310

Attention: Mr. David Mauer

For Information: David Mauer (212) 815-3687	By Facsimile: David Mauer (212) 298-1915

Additional copies of this Fundamental Change Notice may be obtained from the Paying Agent and Conversion Agent at its addresses set forth above.

No person has been authorized to give any information or to make any representations other than those contained in this Fundamental Change Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Fundamental Change Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Fundamental Change Notice shall not under any circumstances create any implication that the information contained in this Fundamental Change Notice is current as of any time subsequent to the date of such information. None of the Company, Pfizer, Merger Sub, the Company’s, Pfizer’s or Merger Sub’s respective boards of directors, employees, advisors or representatives, the Paying Agent, the Trustee or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Securities for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Securities to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder of the Securities to require the Company to purchase, and the obligation of the Company to purchase, the Securities, subject to the terms and conditions of the Indenture, the Securities and this Fundamental Change Notice and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Put Option”). To understand the Fundamental Change Put Option fully and for a more complete description of the terms of the Fundamental Change Put Option, we urge you to read carefully the remainder of this Fundamental Change Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “King,” “the company,” “our company,” “we,” “our,” or “us” in this notice include King Pharmaceuticals, Inc. and its subsidiaries.

Who is offering to purchase my securities?

King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered and not validly withdrawn 1 1/4% Convertible Senior Notes Due 2026 (the “Securities”). (Page 8)

Why is the Company offering to purchase my securities?

Pursuant to the terms of the Indenture (as defined below) and the Securities, upon a Fundamental Change (as defined in the Indenture), each holder (the “Holder”) of the Securities may require us to purchase some or all of its Securities at a purchase price in cash equal to 100% of the principal amount of the Securities, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (as defined below). As a result of the completion of the Tender Offer on January 31, 2011, pursuant to which Parker Tennessee Corp. (“Merger Sub”), a wholly-owned subsidiary of Pfizer Inc. (“Pfizer”), acquired approximately 92.5% of our outstanding shares of common stock, no par value (the “Common Stock”), a Fundamental Change occurred on January 31, 2011. (Page 9)

What Securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities validly surrendered pursuant to the Fundamental Change Put Option, at the option of the Holder. As of January 28, 2011, there was $400,000,000 aggregate principal amount of Securities outstanding. The Securities were issued under an Indenture, dated as of March 29, 2006 (the “Indenture”), among the Company, the Subsidiary Guarantors (as defined in the Indenture), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”). (Page 9)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $1,000 per $1,000 principal amount of the Securities, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”), with respect to any and all Securities validly surrendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on February 28, 2011 (the “Exercise Expiration Date”). Holders who validly surrender, and do not validly withdraw, their Securities in connection with the Fundamental Change Put Option will be entitled to receive accrued cash interest payable on their Securities accrued to, but excluding, March 3, 2011 (the “Fundamental Change Purchase Date”) in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date (April 1st and October 1st, each an “Interest Payment Date”) to, but excluding, the Fundamental Change Purchase Date, divided by 360. The Company estimates that the accrued interest payable on the Securities will be approximately $5.28 per $1,000 principal amount of Securities validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of March 3, 2011. (Pages 9-10)

How will the Company fund the purchase of the Securities?

The Company intends to use funds made available by Pfizer from its cash on hand to purchase the Securities. (Pages 16-17)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. The Securities are currently traded over-the-counter (and are quoted on the PORTAL® Market of the National Association of Securities Dealers, Inc.). To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s common stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Fundamental Change Put Option. The Common Stock into which the Securities may be convertible is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “KG.” On January 28, 2011, the last reported sales price of the Common Stock on the NYSE was $14.22 per share. (Page 12)

Are my Securities currently convertible?

Yes. The Company previously notified Holders of the convertibility of the Securities pursuant to Section 12.01(a) of the Indenture. As a result of the anticipated completion on or about February 28, 2011 by Pfizer of its acquisition of the Company by effecting a “short form” merger in accordance with the provisions of the Tennessee Business Corporation Act whereby Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as a wholly-owned subsidiary of Pfizer, Holders of Securities currently have the right to convert their Securities until thirty (30) days following the effective date of the Merger (the “Merger Conversion Period”) at the applicable conversion rate under the Indenture, as may be adjusted in accordance with the terms of the Indenture. Following the Merger, we anticipate that the Common Stock will no longer be traded on the NYSE and accordingly, the right of each Holder to exercise such Holder’s conversion right will continue past the end of the Merger Conversion Period and remain in effect for as long as the Common Stock continues to not be listed on the NYSE, which Delisting we anticipate will continue indefinitely.

If you do not surrender your Securities pursuant to the Fundamental Change Put Option, you will retain the conversion rights associated with your Securities pursuant to the Indenture (as it will be supplemented following the closing of the Merger). If you validly surrender all or part of your Securities pursuant to the Fundamental Change Put Option, you may not surrender such Securities for conversion unless you validly withdraw your Securities prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. If you validly surrender and do not validly withdraw your Securities prior to the Exercise Expiration Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Securities surrendered pursuant to the Fundamental Change Put Option. If you surrender your Securities for conversion, you will no longer be able to participate in the Fundamental Change Put Option. (Pages 10-12)

What consideration will I receive if I convert my Securities?

If you decide to convert your Securities, the current conversion rate of the Securities is 48.0031 shares of Common Stock, payable in cash, per $1,000 aggregate principal amount of Securities outstanding. Assuming that the price per share of the Common Stock during the ten (10) consecutive trading day period commencing on the fourth (4th) trading day following the date on which you validly surrender your Securities for conversion (the “Average Price Determination Date”) would be $14.22, which was the closing price of the Common Stock on January 28, 2011, the amount of cash that you would be entitled to receive (based on the value of the shares of our Common Stock) upon conversion would be $682.60 per $1,000 aggregate principal amount of Securities surrendered for conversion. If, however, the Average Price Determination Date occurs following consummation of the Merger, the Company’s conversion obligation with respect to each $1,000 in aggregate principal amount of Securities will be fixed at an amount in cash equal to the conversion rate of 48.0031 multiplied by $14.25, which is the amount Pfizer will pay in the Merger for each share of Common Stock outstanding. As a result, the amount of cash that you will be entitled to receive upon conversion following the Merger will be fixed at $684.04 per $1,000 aggregate principal amount of Securities surrendered for conversion. See “Conversion Rights of the Securities” below for a comparison of the estimated amount you would receive if your Securities are converted (and settled for cash) and the estimated amount you will receive if your Securities are purchased through exercise of the Fundamental Change Put Option. (Pages 10-12)

What is the relationship between the offer and the convertibility of the Securities?

The right to participate in the Fundamental Change Put Option is a separate right from the right to convert the Securities. If you do surrender your Securities in the Fundamental Change Put Option, you will not be able to convert your Securities unless you withdraw your previously surrendered Securities prior to the Exercise Expiration Date of the Fundamental Change Put Option. If you do not surrender your Securities into the Fundamental Change Put Option, your conversion rights will not be affected. If you have exercised your conversion right and converted your Securities, you may not surrender your converted Securities under the Fundamental Change Put Option. (Pages 10-12)

What does the board of directors of the Company think of the Fundamental Change Put Option and the conversion rights?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase under the Fundamental Change Put Option or whether you should exercise your conversion rights (if at all). You must make your own decision as to whether or not to surrender your Securities for purchase pursuant to the Fundamental Change Put Option or to exercise your conversion rights (if at all) and, if so, the amount of Securities to surrender or convert. The Fundamental Change Put Option, our offer to purchase the Securities pursuant thereto and the notice of your conversion rights, each as described in this Fundamental Change Notice, are based solely on the requirements of the Indenture and the Securities. (Page 10)

When does the Fundamental Change Put Option expire?

The Fundamental Change Put Option expires at 11:59 p.m., New York City time, on the Exercise Expiration Date, which is the third Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Purchase Date. The Indenture does not provide us the right to extend the period Holders have to accept the Fundamental Change Put Option unless required in order to comply with applicable securities laws. (Page 9)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Fundamental Change Notice.

How do I surrender my Securities for purchase?

To surrender your Securities for purchase pursuant to the Fundamental Change Put Option, you must surrender the Securities through the transmittal procedures of The Depository Trust Company (“DTC”) prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

•

Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in advance of the Exercise Expiration Date if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

•	Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system before 11:59 p.m., New York City time, on the Exercise Expiration Date.

You bear the risk of untimely submission of your Securities. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

By surrendering, or instructing your nominee to surrender, your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Put Option set forth in this Fundamental Change Notice. (Pages 14-16)

If I surrender my Securities for purchase, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Fundamental Change Put Option. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, an amount of cash sufficient to pay the Fundamental Change Purchase Price for the surrendered Securities, and the Paying Agent will promptly after the later of the Fundamental Change Purchase Date and the book-entry transfer of the applicable Securities distribute the cash to DTC, the sole record Holder of Securities. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Pages 16)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. (Page 16)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. (Page 16)

If I want to convert my Securities, what should I do?

If you want to convert your Securities, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Securities, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or The Bank of New York Mellon Trust Company, N.A., as conversion agent (the “Conversion Agent”), (iv) pay any transfer or similar taxes, if required pursuant to Section 12.01(e) (Taxes on Conversion) of the Indenture, and (v) if required pursuant to Section 2.01(d) of the Indenture, pay funds equal to the interest payable on the next interest payment date that such Holder is to receive on the Securities (as described in Section 2.3 below). Please direct any questions or requests for assistance in connection with the surrender of Securities for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Notice. (Pages 10-11)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Fundamental Change Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to the Indenture (as it will be supplemented following the closing of the Merger) unless we redeem or repurchase such Securities. Your conversion rights will not be affected. To the extent Securities remain outstanding under the Indenture, another Fundamental Change will occur if and when we terminate listing of our Common Stock on the NYSE following completion of the Merger (as we currently expect). This will require us to make a second Fundamental Change Purchase Offer, to the extent that Securities remain outstanding. However, if less than $40,000,000 aggregate principal amount of the Securities remains outstanding following the Fundamental Change Purchase Date, we expect to redeem the remaining outstanding Securities in lieu of making the second Fundamental Change Purchase Offer. (Pages 10-11 and 13)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities or can I surrender just a portion of my Securities?

If you choose to surrender Securities, you are not required to surrender all of your Securities. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 9)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will be able to convert your Securities at any time during the Merger Conversion Period. Following the Merger, we anticipate that the Common Stock will no longer be traded on the NYSE and accordingly, the right of each Holder to exercise this conversion right will continue past the end of the Merger Conversion Period and remain in effect for as long as the Common Stock continues to not be listed on the NYSE, which Delisting we anticipate will continue indefinitely. In each case, you will have the right to convert each $1,000 principal amount of a Security into cash at the then-current conversion rate, subject to the terms, conditions and adjustments specified in the Indenture (as it will be supplemented following the closing of the Merger) and the Securities. (Pages 10-11)

If I do not surrender my Securities for purchase, will I have the right to require the Company to repurchase my Securities in the future?

Yes. If a Fundamental Change not described in this Fundamental Change Notice occurs in the future with respect to the Company, you will have the right at your option, to require us to purchase your Securities at a purchase price equal to 100% of the principal amount of the Securities to be purchased plus accrued and unpaid interest to but excluding the purchase date in connection with such Fundamental Change. To the extent Securities remain outstanding under the Indenture, another Fundamental Change will occur if we terminate listing of our Common Stock on the NYSE following completion of the Merger (as we currently expect). However, if less than $40,000,000 aggregate principal amount of the Securities remains outstanding following the Fundamental Change Purchase Date, we expect to redeem the remaining outstanding Securities in lieu of making the second Fundamental Change Purchase Offer. Additionally, to the extent Securities remain outstanding under the Indenture, pursuant to the Indenture, on April 1, 2013, April 1, 2016 and April 1, 2021, you will have the right at your option, to require us to purchase your Securities at a purchase price equal to 100% of the principal amount of the Securities to be purchased plus accrued and unpaid interest to but excluding the purchase date. (Pages 13-14)

Are the Securities redeemable?

Pursuant to the terms of the Indenture, the Company has the option to redeem the Securities, as a whole or in part, on and after April 5, 2013. However, if at any time there is less than $40,000,000 aggregate principal amount of the Securities outstanding, we have the right to redeem for cash all of the Securities outstanding at a price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest to but excluding the redemption date. We currently expect that we will exercise this redemption right, if and when it becomes available. (Page 13)

What are the material U.S. federal income tax consequences if I surrender my Securities for purchase or exercise my conversion rights with respect to my Securities?

A Holder’s receipt of cash in exchange for Securities pursuant to the exercise of either the Fundamental Change Put Option or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Securities upon the exercise of either the Fundamental Change Put Option or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (Pages 18-21)

Who is the Paying Agent and the Conversion Agent?

The Bank of New York Mellon Trust Company, N.A., the trustee under the Indenture, is serving as Paying Agent and Conversion Agent (as defined in the Indenture) in connection with the Fundamental Change Put Option and conversion rights. Its address and telephone number are set forth on the front cover page of this Fundamental Change Notice.

Who can I talk to if I have questions about the Fundamental Change Put Option or the conversion rights?

Questions and requests for assistance in connection with the surrender of Securities for purchase under the Fundamental Change Put Option or the conversion of the Securities may be directed to the Paying Agent and Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Fundamental Change Notice contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Fundamental Change Notice regarding the Merger, our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Fundamental Change Notice are made as of January 31, 2011. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 31, 2011.

Notwithstanding anything in this Fundamental Change Notice or any document incorporated by reference into this Fundamental Change Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE PUT OPTION AND

CONVERSION RIGHTS

1. Information Concerning the Company.

1.1. The Company. King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), is a vertically integrated pharmaceutical company that performs basic research and develops, manufactures, markets and sells branded prescription pharmaceutical products and animal health products. The Company’s branded prescription pharmaceutical products are innovative products sold under a brand name that have, or previously had, some degree of market exclusivity. The Company’s branded prescription pharmaceuticals include neuroscience products (primarily pain medicines), hospital products, and legacy brands, all of which are for use in humans. The Company’s auto-injector business manufactures acute care medicines for use in humans that are delivered using an auto-injector. The Company’s Alpharma animal health business is focused on medicated feed additives and water-soluble therapeutics primarily for poultry, cattle and swine. The Company maintains its registered and principal executive offices at 501 Fifth Street, Bristol, Tennessee 37620 and the telephone number is (423) 989-8000.

1.2. The Merger Agreement and Tender Offer. On October 22, 2010, pursuant to an Agreement and Plan of Merger, dated as of October 11, 2010, among Pfizer Inc., a Delaware corporation (“Pfizer”), Parker Tennessee Corp., a Tennessee corporation (“Merger Sub”) and a wholly-owned subsidiary of Pfizer, and the Company (the “Merger Agreement”), Merger Sub commenced a tender offer (the “Tender Offer”) for all outstanding shares of common stock, no par value, of the Company (the “Common Stock”) at a purchase price of $14.25 net per share in cash, without interest and subject to any required withholding taxes. The Tender Offer expired at 5:00 p.m., New York City time, on January 28, 2011. As a result of the successful completion of the Tender Offer, a Fundamental Change (as defined in the Indenture) occurred on January 31, 2011, the settlement date for the Tender Offer (the “Fundamental Change Effective Date”), and each holder (a “Holder”) of the 1 1/4% Convertible Senior Notes Due 2026 (the “Securities”) has the Fundamental Change Put Option described in this Fundamental Change Notice.

Pfizer intends to complete its acquisition of the Company by effecting a “short form” merger in accordance with the provisions of the Tennessee Business Corporation Act whereby Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as a wholly-owned subsidiary of Pfizer. Each share of Common Stock that is issued and outstanding and that was not accepted for payment pursuant to the Tender Offer (other than any shares of Common Stock owned by the Company, Pfizer or any subsidiary of Pfizer, including Merger Sub, all of which will be cancelled without conversion) will, at the effective time of the Merger, be converted into the right to receive $14.25 per share of Common Stock, net in cash, without interest and less any required withholding taxes. Following the Merger, the Common Stock will no longer be listed (the “Delisting”) on the New York Stock Exchange (the “NYSE”). As a result of the anticipated Merger, which the Company anticipates will occur on or about February 28, 2011, each Holder of the Securities also has the right to convert the Securities, as described herein.

If the Delisting occurs following completion of the Merger (as we currently expect), there also will be a Fundamental Change as a result of the Delisting pursuant to the terms of the Indenture, which will require us to make another Fundamental Change Purchase Offer to the extent Securities remain outstanding under the Indenture. However, if less than $40,000,000 aggregate principal amount of the Securities remains outstanding following the Fundamental Change Purchase Date, we expect to redeem the remaining outstanding Securities in lieu of making the second Fundamental Change Purchase Offer.

Additionally, following the Delisting, each Holder will continue to have the right to convert the Securities described herein for as long as the Common Stock continues to not be listed on the NYSE, which Delisting we anticipate will continue indefinitely.

2. Information Concerning the Securities. The Securities were issued under an Indenture, dated as of March 29, 2006, among the Company, the Subsidiary Guarantors (as defined in the Indenture), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”) (the “Indenture”). The Securities mature on April 1, 2026 (the “Stated Maturity”).

2.1. The Company’s Obligation to Purchase the Securities. As a result of the completion of the Tender Offer and the occurrence of a Fundamental Change, pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Put Option will expire at 11:59 p.m., New York City time, on Monday, February 28, 2011 (the “Exercise Expiration Date”). The Indenture does not provide us the right to extend the period Holders have to accept the Fundamental Change Put Option unless required in order to comply with applicable securities laws. If we make any change to this Fundamental Change Put Option which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Fundamental Change Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Purchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Put Option would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Purchase Date, we will make a public announcement of such extension promptly by means of a press release. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Fundamental Change Notice.

2.2. Purchase Price. Pursuant to the terms of the Indenture and the Securities, the purchase price to be paid by the Company for the Securities on March 3, 2011 (the “Fundamental Change Purchase Date”) is $1,000 per $1,000 principal amount of the Securities, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”). The Company estimates that the Fundamental Change Purchase Price will be approximately $1,005.28 per $1,000 principal amount of Securities based on the expected Fundamental Change Purchase Date of March 3, 2011. The Fundamental Change Purchase Price will be paid in cash on the Fundamental Change Purchase Date with respect to any and all Securities validly surrendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date, which is the third Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless the Company defaults in making payment of the Fundamental Change Purchase Price on any Securities validly surrendered for purchase and not validly withdrawn, interest on those Securities will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date.

Holders who validly surrender, and do not validly withdraw, their Securities in connection with the Fundamental Change Put Option will be entitled to receive accrued cash interest payable on their Securities accrued to, but excluding, the Fundamental Change Purchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date (April 1st and October 1st, each an “Interest Payment Date”) to, but excluding, the Fundamental Change Purchase Date, divided by 360. The estimated accrued interest based on the expected Fundamental Change Purchase Date of March 3, 2011 is included in the estimated Fundamental Change Purchase Price in the preceding paragraph.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company, Pfizer, Merger Sub, the Company’s, Pfizer’s or Merger Sub’s respective Boards of Directors, employees, advisors or representatives, the Trustee, or The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”) or conversion agent (the “Conversion Agent”) are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase, or to exercise the conversion rights (if at all), pursuant to this Fundamental Change Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Securities for purchase or to exercise the conversion rights (if at all) and, if so, the amount of Securities to surrender or convert, based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. As previously disclosed to Holders, as a result of the anticipated closing of the Merger, which the Company anticipates will occur on or about February 28, 2011, notwithstanding the Fundamental Change Put Option, the Securities are convertible, at the option of the Holder, at any time until thirty (30) days following the effective date of the Merger (the “Merger Conversion Period”). Following the Merger, we anticipate that the Common Stock will no longer be traded on the NYSE and accordingly, the right of each Holder to exercise such Holder’s conversion right will continue past the end of the Merger Conversion Period and remain in effect for as long as the Common Stock continues to not be listed on the NYSE (the “Delisting Conversion Period”), which Delisting we anticipate will continue indefinitely. Pursuant to the terms of the Indenture, the Company will settle the conversion by delivering to the Holder a cash payment. If a Holder converts the Securities, the current Conversion Rate (as defined in the Indenture) of the Securities is 48.0031 shares of Common Stock, payable in cash, per $1,000 aggregate principal amount of Securities surrendered for conversion. The cash amount payable will be calculated by multiplying the Conversion Rate by the average of the sale prices (the “Average Price”) of the Common Stock on the NYSE during the ten (10) consecutive trading day period commencing on the fourth (4th) trading day following the date the Holder has completed the DTC’s procedures for converting the Securities (the “Average Price Determination Date”). Assuming that the Average Price would be $14.22, which was the closing price of the Common Stock on January 28, 2011, the amount of cash that you would be entitled to receive (based on the value of the shares of our Common Stock) upon conversion prior to the closing of the Merger would be $682.60 per $1,000 aggregate principal amount of Securities surrendered for conversion.

Following the closing of the Merger, the Company and the Trustee will enter into a supplemental indenture to amend the Indenture to fix the Company’s conversion obligation with respect to the Securities. As set forth in the supplemental indenture, the Company’s conversion obligation with respect to Securities that are converted at any time after the effective date of the Merger will be fixed at an amount in cash equal to the conversion rate of 48.0031 multiplied by $14.25, which is the amount Pfizer will pay in the Merger for each share of Common Stock outstanding. As a result, if the Average Price Determination Date occurs following the completion of the Merger, the amount of cash that you will be entitled to receive upon conversion will be fixed at $684.04 per $1,000 aggregate principal amount of Securities surrendered for conversion.

Upon conversion, a Holder will not receive a cash payment for accrued and unpaid interest, unless a Holder surrenders a Security for conversion between a Regular Record Date (as defined in the Indenture) and the interest payment date to which it relates. If a Holder surrenders a Security for conversion after the close of business on the Regular Record Date for the payment of an installment of interest and prior to the related Interest Payment Date, then, notwithstanding such conversion, the interest payable with respect to such Security on such interest payment date will be paid on such interest payment date to the Holder of record of such Security at the close of business on such Regular Record Date. However, the Holder who surrenders the Security for conversion during this period must pay to the Conversion Agent, upon surrender of the Security, an amount equal to the interest payable on such interest payment date on the portion of the Security being converted, except that no such interest payments must be made:

•	if the Company has specified a Redemption Date (as defined in the Indenture) that is after the Regular Record Date and on or prior to the corresponding interest payment date;

•	if the Company has specified a Fundamental Change Purchase Date during such period; or

•	to the extent of any overdue interest (including Contingent Interest and Liquidated Damages (each as defined in the Indenture)) existing at the time of conversion of such Security.

In order to exercise the conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to the book-entry conversion program of DTC, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Security, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent, (iv) pay any transfer or similar taxes, if required pursuant to Section 12.01(e) (Taxes on Conversion) of the Indenture, and (v) if required pursuant to Section 2.01(d) of the Indenture, pay funds equal to the interest payable on the next interest payment date that such Holder is to receive on the Securities (as described above). Any Securities which are surrendered pursuant to the Fundamental Change Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date, as described in Section 4 below. The Trustee is acting as Conversion Agent (as defined in the Indenture) in connection with the conversion rights described herein.

For more information regarding the conversion rights with respect to the Securities, or any of the terms and conditions of the Securities, please see the Indenture and the Securities and the description thereof in the section entitled “Description of the Notes” in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2006 and incorporated herein by reference.

Holders that do not surrender their Securities for purchase pursuant to the Fundamental Change Put Option will maintain the right to convert their Securities into cash, subject to the terms, conditions and adjustments specified in the Indenture (as it will be supplemented following the closing of the Merger) and the Securities.

Examples of Your Consideration Alternatives

THE FOLLOWING COMPARISON OF CONSIDERATION YOU WOULD RECEIVE UPON EITHER THE EXERCISE OF THE FUNDAMENTAL CHANGE PUT OPTION OR CONVERSION OF THE SECURITIES IS AN EXAMPLE FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT REPRESENT THE EXPECTED AMOUNT OF ANY SUCH CONVERSION PROCEEDS OR ANY GUARANTEES WITH RESPECT TO SUCH AMOUNTS. YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PUT OPTION OR THE CONVERSION RIGHTS DESCRIBED HEREIN AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR SECURITIES.

Assuming you hold Securities in an aggregate principal amount of $1,000.00:

•	Fundamental Change Put Option: If you exercise the Fundamental Change Put Option and the Securities are purchased for the Fundamental Change Purchase Price, you will receive:

•

$1,000.00 plus a sum equal to accrued but unpaid interest to, but excluding, the Fundamental Change Purchase Date, for a total consideration of approximately $1,005.28, assuming a Fundamental Change Purchase Date of March 3, 2011.

•	Conversion: If you exercise your conversion rights, you will receive:

•	cash in an amount equal to (A) the conversion rate of 48.0031 multiplied by (B) the Average Price. For example, if the Average Price was $14.22, you would receive a total consideration of $682.60.

2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or market for trading in the Securities. The Securities are currently traded over-the-counter (and are quoted on the PORTAL® Market of the National Association of Securities Dealers, Inc.). To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the expiration of the Fundamental Change Put Option, we expect that Securities not purchased under the Fundamental Change Put Option will continue to be traded on The PORTAL® Market and over-the-counter unless redeemed, repurchased or converted; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Fundamental Change Put Option would reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following expiration of the Fundamental Change Put Option. We cannot assure you that a market will exist for the Securities following expiration of the Fundamental Change Put Option. The extent of the public market for the Securities following consummation of the Fundamental Change Put Option will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of Holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Fundamental Change Notice, all of the Securities are held in global form through DTC. As of January 28, 2011, there was $400,000,000 aggregate principal amount of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities are convertible (but payable in cash) is listed on the NYSE under the symbol “KG.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	King Common Stock
	High	Low
2009
First Quarter	$10.90	$5.86
Second Quarter	$10.23	$6.68
Third Quarter	$10.97	$8.80
Fourth Quarter	$12.45	$9.92
2010
First Quarter	$13.20	$10.45
Second Quarter	$12.25	$7.56
Third Quarter	$10.22	$7.18
Fourth Quarter	$14.25	$9.72
2011
First Quarter (through January 28, 2011)	$14.24	$14.06

On January 28, 2011, the last reported sales price of the Common Stock on the NYSE was $14.22 per share. As of January 31, 2011, there were approximately 249,491,630 shares of Common Stock outstanding (including approximately 230,719,938 shares of Common Stock beneficially owned by Pfizer). We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Fundamental Change Put Option.

2.5. Interest. The Securities that remain outstanding after consummation of the Fundamental Change Put Option will continue to accrue interest until the date of maturity, April 1, 2026, or until the principal of the Securities has been paid, unless the Securities are earlier redeemed, repurchased or converted. Interest on outstanding Securities is paid on April 1st and October 1st of each year to record Holders of the Securities as of the preceding March 15 and September 15, as applicable, until the date of maturity, April 1, 2026, or until the principal of the Securities has been paid, unless the Securities are earlier redeemed, repurchased or converted. The Securities bear interest on the principal amount at an annual interest rate equal to 1 1/4%.

Holders who validly surrender, and do not validly withdraw, their Securities in connection with the Fundamental Change Put Option will be entitled to receive accrued cash interest payable on their Securities accrued to, but excluding, the Fundamental Change Purchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Fundamental Change Purchase Date, divided by 360. The Company estimates that the accrued interest payable on the Securities will be approximately $5.28 per $1,000 principal amount of Securities validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of March 3, 2011.

Holders converting the Securities will not receive a cash payment for accrued and unpaid interest, except as discussed in Section  2.3 above.

2.6. Redemption. If any Securities remain outstanding, beginning April 5, 2013, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of such Securities as of the Redemption Date, plus accrued and unpaid interest to, but excluding, the Redemption Date. However, if at any time there is less than $40,000,000 aggregate principal amount of the Securities outstanding, the Company has the right to redeem for cash all of the Securities outstanding at a price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest to but excluding the Redemption Date. The Company currently expects that it will exercise this redemption right, if and when it becomes available.

2.7. Fundamental Change. If any Securities remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Securities if there is a Fundamental Change not described in this Fundamental Change Notice, on or prior to the Stated Maturity at a purchase price equal to 100% of the aggregate principal amount of such Securities as of the Fundamental Change Purchase Date (as defined in the Indenture), plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, unless such Fundamental Change Purchase Date falls after a Regular Record Date (as defined in the Indenture) and on or prior to the corresponding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on such Regular Record Date.

As discussed above, if we terminate listing of our Common Stock on the NYSE following completion of the Merger (as we currently expect), there will also be a Fundamental Change pursuant to the terms of the Indenture, which will require us to make another Fundamental Change Purchase Offer to the extent Securities remain outstanding under the Indenture. However, if less than $40,000,000 aggregate principal amount of the Securities remains outstanding following the Fundamental Change Purchase Date, we expect to redeem the remaining outstanding Securities in lieu of making the second Fundamental Change Purchase Offer.

2.8. Ranking. The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future secured indebtedness of the Company and the Subsidiary Guarantors (as defined in the Indenture) (to the extent of the value of the assets securing that indebtedness). The Securities are also effectively subordinated to the indebtedness of the Company’s subsidiaries that are not Subsidiary Guarantors. The payment of the principal, premium and interest on the Securities, including the payment of any principal return in cash, is guaranteed by each of the Subsidiary Guarantors.

2.9. Put Option. If any Securities remain outstanding, the Holders of Securities have the right to require the Company to purchase, in whole or in part, for cash the Securities on April 1, 2013, April 1, 2016 and April 1, 2021. In each case, the Company will pay a purchase price in cash equal to 100% of the principal amount of the Securities to be purchased, plus any accrued and unpaid interest to but excluding the purchase date; provided that if the purchase date falls after a Regular Record Date (as defined in the Indenture) and on or prior to the corresponding Interest Payment Date (as defined in the Indenture), the Company will pay the full amount of accrued and unpaid interest payable on an interest payment date to the holder of record at the close of business on the corresponding record date.

3. Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Fundamental Change Purchase Price for their Securities unless they validly surrender and do not validly withdraw the Securities before 11:59 p.m., New York City time, on the Exercise Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Securities before 11:59 p.m., New York City time, on the Exercise Expiration Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). This Fundamental Change Notice constitutes the notice required under Article 11 of the Indenture and delivery of Securities via ATOP will satisfy the Holder’s Fundamental Change Notice delivery requirements pursuant to the terms of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Fundamental Change Put Option. By surrendering, or instructing your nominee to surrender, your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions set forth in this Fundamental Change Notice;

•	such Holder agrees to all of the terms of this Fundamental Change Notice;

•

such Holder has received this Fundamental Change Notice and acknowledges that this Fundamental Change Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change and with respect to convertibility of the Securities due to the expected Merger;

•

upon the terms and subject to the conditions set forth in this Fundamental Change Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Fundamental Change Notice;

•

such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date will be purchased at the Fundamental Change Purchase Price, in cash, on the Fundamental Change Purchase Date pursuant to the terms and conditions of the Indenture, the Securities, the Fundamental Change Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Fundamental Change Notice will be made by deposit of the Fundamental Change Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Securities pursuant to the Fundamental Change Put Option may be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Securities prior to 11:59 p.m., New York City time, on the Exercise Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Securities for purchase pursuant to the procedures described in this Fundamental Change Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Securities in Global Form” prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Securities hold the Securities through accounts with DTC and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Securities by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities prior to 11:59 p.m., New York City time, on the Exercise Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Put Option, including those set forth in Section 3.2 above.

4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. In order to withdraw previously surrendered Securities, prior to the Exercise Expiration Date a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Securities prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

Previously surrendered Securities that are validly withdrawn may be validly resurrendered by following the surrender procedures described in Section 3 above. In addition, Securities that are not accepted by us pursuant to the Fundamental Change Put Option by March 28, 2011 may be withdrawn.

Securities surrendered for purchase pursuant to the Fundamental Change Put Option may not be converted unless such Securities are first withdrawn on or prior to the Exercise Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Securities; Source and Amount of Funds. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date an amount of cash sufficient to pay the Fundamental Change Purchase Price for the surrendered Securities, and the Paying Agent will promptly after the later of the Fundamental Change Purchase Date and the book-entry transfer of the applicable Securities distribute the cash to DTC, the sole record Holder of Securities. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Securities pursuant to the Fundamental Change Purchase Option is $402,111,111.11 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use funds made available by Pfizer from its cash on hand to purchase the Securities.

6. Securities Acquired. Any Securities purchased by us pursuant to the Fundamental Change Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. After consummation of the Merger, all of the Common Stock will be owned by Pfizer or its subsidiaries and accordingly, the Company intends to deregister the Common Stock under applicable SEC rules. In addition, the Company expects that the Common Stock will be delisted from the NYSE as soon as practicable after the consummation of the Merger. Accordingly, it is contemplated that the Company will shortly cease being subject to the reporting requirements of the Exchange Act. It is also expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Pfizer will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Put Option and after consummation of the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Pfizer intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Pfizer’s existing business. This may include the integration of the Company’s business with Pfizer’s existing business through one or more internal corporate transactions or reorganizations that could involve an extraordinary transaction involving the Company or change in the Company’s corporate structure.

Except as noted in this Fundamental Change Notice, the Company and Pfizer currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006 of Regulation M-A issued under the Exchange Act except that it is contemplated that on or before consummation of the Merger, Brian A. Markison, Elizabeth M. Greetham, R. Charles Moyer, Ph.D. and Ted G. Wood will resign from the Company’s Board of Directors and that the Company’s current executive officers are expected to resign from their positions as executive officers of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Fundamental Change Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Fundamental Change Notice as Annex A.

9. Agreements Involving the Company’s Securities. Except for the Merger Agreement, and as described above and in this Fundamental Change Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities), other than through the Fundamental Change Put Option or a call or redemption of the Securities in accordance with its terms and conditions, from the date of this Fundamental Change Notice until at least the tenth (10th) business day after the Fundamental Change

Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Securities after the Fundamental Change Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Fundamental Change Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations. The following discussion is a summary of certain material U.S. federal income tax consequences to a Holder of a Security with respect to the exercise of either the Fundamental Change Put Option or conversion rights and the receipt of cash in exchange for such Security. This discussion assumes that Holders are beneficial owners of the Securities and hold the Securities as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to the statements made, and the conclusions reached, in this discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of such Holder’s particular circumstances, and does not address tax considerations applicable to any Holder that may be subject to special treatment under U.S. federal income tax law, including: a bank, thrift or other financial institution; a tax-exempt organization; a retirement plan or other tax-deferred or tax-advantaged account; a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity); an insurance company; a mutual fund; a small business investment company; a real estate investment trust; a regulated investment company; a dealer or broker in stocks and securities, commodities or currencies; a trader in securities that elects mark-to-market treatment; a Holder subject to the alternative minimum tax provisions of the Code; a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar; a Holder that holds the Securities as part of a hedge, straddle, synthetic security, constructive sale, conversion or other integrated transaction; a U.S. expatriate or former long-term resident of the United States; a controlled foreign corporation; a passive foreign investment company; and a corporation that accumulates earnings to avoid U.S. federal income tax. In addition, this discussion does not consider the effect of any U.S. federal tax laws (e.g., estate or gift tax laws) other than U.S. federal income tax laws or any alternative minimum tax laws or any foreign, state or local tax laws, in each case, that may be applicable to a particular Holder. If a partnership (or entity treated as a partnership for U.S. federal income tax purposes) holds Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner in a partnership surrendering Securities is urged to consult its tax advisor. This discussion assumes that the Securities are not United States real property interests within the meaning of Section 897 of the Code.

As used in this Fundamental Change Notice, a “U.S. Holder” of a Security means a beneficial owner of a Security that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used in this Fundamental Change Notice, a “Non-U.S. Holder” means a beneficial owner of a Security that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of the exercise of either the Fundamental Change Put Option or conversion rights, including the effect of any federal, state, local and foreign tax laws.

IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, Holders of Securities are hereby notified that: (1) any discussion of U.S. federal tax issues contained or referred to in this Fundamental Change Notice is not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties, (2) such discussion is written in connection with the promotion or marketing by the Company of the transactions or matters discussed herein, and (3) Holders should seek advice based on their particular circumstances from an independent tax advisor.

Tax Considerations for U.S. Holders

A disposition of a Security by a U.S. Holder pursuant to the exercise of either the Fundamental Change Put Option or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain (subject to the market discount rules discussed below) or loss upon the disposition of a Security in an amount equal to the difference between (1) the amount of cash received by the U.S. Holder for such Security (other than any portion of such cash that is properly allocable to accrued and unpaid interest), and (2) the U.S. Holder’s “adjusted tax basis” in such Security at the time of disposition. Generally, a U.S. Holder’s adjusted tax basis in a Security will be equal to the cost of the Security to such U.S. Holder, increased by any market discount previously included in income with respect to such Security, and reduced (but not below zero) by any payments received by such U.S. Holder with respect to such Security (other than payments of “qualified stated interest” (as defined in the Treasury regulations)) and by the amount of any amortizable bond premium previously deducted by such U.S. Holder with respect to such Security. Certain non-corporate U.S. Holders, including individuals, generally are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains (i.e., gain on a Security held for more than one year on the date of disposition). The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Security at a “market discount.” Subject to a statutory de minimis exception, in general, market discount is the excess of a Security’s stated redemption price at maturity over the U.S. Holder’s tax basis in the Security immediately after such U.S. Holder’s acquisition of the Security. In general, unless the U.S. Holder elects to include market discount in income currently as it accrues, any gain realized by such U.S. Holder on the sale of a Security having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that accrues while the U.S. Holder holds such Security.

The amount of any cash received by a U.S. Holder upon a disposition of a Security that is attributable to accrued and unpaid interest on such Security will be taxable as interest income to the extent not previously included in gross income by such U.S. Holder.

Tax Considerations for Non-U.S. Holders

For purposes of the discussion below, any income or gain received by a Non-U.S. Holder upon the disposition of a Security pursuant to the exercise of either the Fundamental Change Put Option or conversion rights generally will be considered to be “U.S. trade or business income” if such income or gain (1) is effectively connected with the conduct of such Non-U.S. Holder’s U.S. trade or business, and (2) if required by an applicable income tax treaty with the United States, is attributable to a U.S. permanent establishment (or a fixed base) maintained by such Non-U.S. Holder in the United States.

Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder upon the disposition of a Security pursuant to the exercise of either the Fundamental Change Put Option or conversion rights generally will not be subject to U.S. federal income tax, unless (1) the gain is U.S. trade or business income, or (2) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year in which the Fundamental Change Put Option or conversion rights are exercised, and certain other conditions are met. A Non-U.S. Holder that realizes U.S. trade or business income with respect to the disposition of a Security generally will be taxed on a net income basis in the same manner as a U.S. Holder (see “—Tax Considerations for U.S. Holders” above). In addition, a Non-U.S. Holder that is a foreign corporation may be subject to an additional branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Subject to the discussion below concerning backup withholding, any portion of the amount paid by the Company to a Non-U.S. Holder with respect to the disposition of a Security that is properly allocable to accrued and unpaid interest generally will not be subject to U.S. federal income or withholding tax, provided that (1) the accrued and unpaid interest is not U.S. trade or business income; (2) the Non-U.S. Holder is not a “10-percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code, in each case, with respect to the Company; (3) the Non-U.S. Holder is not a bank that purchased the Securities in the ordinary course of its trade or business of making loans, as described in Section 881(c)(3)(A) of the Code; and (4) the Non-U.S. Holder provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (as defined for U.S. federal income tax purposes).

If a Non-U.S. Holder cannot satisfy the requirements described in the paragraph immediately above, any portion of the amount paid by the Company to such Non-U.S. Holder with respect to the disposition of a Security that is properly allocable to accrued and unpaid interest generally will be subject to U.S. federal withholding tax at a 30% rate, unless such Non-U.S. Holder provides the Company with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction of, withholding under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Securities is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below). If any portion of the amount paid by the Company to a Non-U.S. Holder that is properly allocable to accrued and unpaid interest is U.S. trade or business income, the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest if the Non-U.S. Holder provides the Company with a properly executed IRS Form W-8ECI (or other applicable form), as discussed above. Instead, such Non-U.S. Holder generally will be taxed on such interest on a net income basis, generally in the same manner as a U.S. Holder (see “—Tax Considerations for U.S. Holders” above). In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Non-U.S. Holders are urged to consult their tax advisors as to the federal, state, local and foreign tax consequences to them of the exercise of either the Fundamental Change Put Option or conversion rights.

Information Reporting and Backup Withholding

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. A payment made to a U.S. Holder upon the disposition of a Security pursuant to the exercise of either the Fundamental Change Put Option or conversion rights generally will be subject to information reporting unless such U.S. Holder is an exempt recipient (e.g., a corporation). The “backup withholding” rules generally require a payor to withhold tax from a payment subject to information reporting if the U.S. Holder fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such U.S. Holder are not subject to backup withholding. To satisfy these requirements and prevent backup withholding, a U.S. Holder electing to exercise either the Fundamental Change Put Option or conversion rights should complete the Substitute IRS Form W-9 enclosed with this Fundamental Change Notice and provide it to the Paying Agent or Conversion Agent, as applicable.

If a Non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. However, information reporting, and possibly backup withholding, may apply if the Non-U.S. Holder holds Securities through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and such Non-U.S. Holder fails to provide appropriate information. To prevent backup withholding, a Non-U.S. Holder should (1) submit a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying under penalties of perjury to such Non-U.S. Holder’s foreign status, or (2) otherwise establish an exemption from backup withholding. An IRS Form W-8BEN (or other applicable IRS Form W-8) may be obtained from the Paying Agent or Conversion Agent, as applicable.

Backup withholding is not an additional tax. A Holder subject to backup withholding generally will be allowed a credit equal to the amount withheld against such Holder’s U.S. federal income tax liability, and, if withholding results in an overpayment of tax, such Holder may be entitled to a refund, provided that the requisite information is properly and timely furnished to the IRS.

12. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s Website at http://www.sec.gov. As described in Sections 1 and 7 above, after the consummation of the Merger, it is anticipated that the Common Stock will be deregistered under applicable SEC rules and the Common Stock will also be delisted from the NYSE. Accordingly, it is contemplated that the Company will shortly cease being subject to the reporting requirements of the Exchange Act.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Fundamental Change Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Fundamental Change Notice. We incorporate by reference the documents listed below:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010;

•

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 6, 2010, for the quarter ended June 30, 2010, filed on August 9, 2010, and for the quarter ended September 30, 2010, filed on November 5, 2010;

•

The Company’s Current Report on Form 8-K, filed on October 12, 2010 and the Company’s Current Report on Form 8-K, filed on October 15, 2010 (as amended by the Company’s Current Report on Form 8-K/A, filed on October 18, 2010);

•

All other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Fundamental Change Notice and prior to 11:59 p.m., New York City time, on the Exercise Expiration Date;

•	The section entitled “Description of the Notes” in the Company’s Registration Statement on Form S-3 (File No. 333- 135285) filed with the SEC on June 26, 2006; and

•

The Indenture, dated as of March 29, 2006, among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Trust Company, N.A., as Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 30, 2006.

For more information about the Merger, you should examine the Schedule TO-T (File No. 005-57425) filed by Pfizer on October 22, 2010, and the Offer to Purchase attached to the Schedule TO-T as Exhibit 99.A.1.A, each as amended. The Merger Agreement is included in such Offer to Purchase as Annex A.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Fundamental Change Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Fundamental Change Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Fundamental Change Put Option.

14. Definitions. All capitalized terms used but not specifically defined in this Fundamental Change Notice shall have the meanings given to such terms in the Indenture and the Securities.

15. Conflicts. In the event of any conflict between this Fundamental Change Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company, Pfizer, Merger Sub, the Company’s, Pfizer’s or Merger Sub’s respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase, or to exercise the conversion rights (if at all), pursuant to this Fundamental Change Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Securities for purchase or to exercise the conversion rights (if at all) and, if so, the amount of Securities to surrender or convert, based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

KING PHARMACEUTICALS, INC.

January 31, 2011

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Brian A. Markison	Chairman, Director
Douglas Giordano	Director
Elizabeth M. Greetham	Director
Matthew Lepore	Director
R. Charles Moyer, Ph.D.	Director
Kristin Peck	Director
David Reid	Director
Bryan Supran	Director
Ted G. Wood	Lead Independent Director

Executive Officers

Name	Title
Brian A. Markison	Chairman, President and Chief Executive Officer
Joseph Squicciarino	Chief Financial Officer
Jeffrey A. Bailey	Chief Commercial Officer
Frederick Brouillette, Jr.	Corporate Compliance Officer
Eric J. Bruce	President, Alpharma Animal Health
Eric G. Carter, M.D., Ph.D.	Chief Science Officer
James W. Elrod	Chief Legal Officer

The business address of each person set forth above is c/o King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620 and the telephone number is (423) 989-8000.